UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

————————————————
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2010

ATLANTIC COAST FEDERAL CORPORATION
(Exact name of Registrant as specified in its charter)

Federal (State or Other Jurisdiction of Incorporation)	000-50962 (Commission File Number)	59-3764686 (I.R.S. Employer Identification No.)

505 Haines Avenue, Waycross, Georgia 31501
 (Address of principal executive offices)

(800) 342-2824
Registrant’s telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Following Atlantic Coast Federal Corporation’s (the “Company”) and Atlantic Coast Bank’s (the “Bank”)  most recent examinations, Atlantic Coast Federal Corporation and Atlantic Coast Bank were informed by the Office of Thrift Supervision that it would require Atlantic Coast Bank and Atlantic Coast Federal Corporation to enter into supervisory agreements with the agency containing provisions substantially similar to those contained in the existing memorandum of understanding in addition to other operating restrictions as noted below. The Bank was also informed that in a separate agreement, the Office of Thrift Supervision will impose an Individual Minimum Capital Requirement for Atlantic Coast Bank that will require it to achieve and maintain levels of capital greater than those required for a federal savings bank to be classified as well-capitalized.  The Company anticipates, based upon discussions with the Office of Thrift Supervision, that the Individual Minimum Capital Requirement will require that Atlantic Coast Bank reach a core capital level of up to 7% by March 31, 2011 or June 30, 2011 and a risk based capital level of up to 11% by March 31, 2011 or June 30, 2011 and maintain these levels until the Office of Thrift Supervision removes the requirement. Until the Individual Minimum Capital Requirement is finalized, the Bank will not know with certainty the precise capital levels we will be required to reach and maintain or the exact date when the Bank will need to meet such requirements.

 Until the supervisory agreements and Individual Minimum Capital Requirement are finalized, which the Company anticipates will be before the end of 2010, the Company will not know with certainty the scope of the requirements and restrictions that will be placed upon Atlantic Coast Federal Corporation and Atlantic Coast Bank.  In the event the Company and Bank are in material non-compliance with the terms of the supervisory agreements and Individual Minimum Capital Requirement, the Office of Thrift Supervision has the authority to subject us to the terms of a more restrictive enforcement order such as a cease and desist order, to impose civil money penalties on the Company and Bank and our directors and officers, and to remove directors and officers from their positions with Atlantic Coast Federal Corporation and Atlantic Coast Bank.

The Office of Thrift Supervision has informed us that the supervisory agreements will subject us to the following additional operating restrictions:  (1) Atlantic Coast Federal Corporation and Atlantic Coast Bank may not increase their assets in any quarter greater than the amount of interest credited on its deposit accounts without prior written approval from the Office of Thrift Supervision; (2) Atlantic Coast Federal Corporation and Atlantic Coast Bank may not add any new director to their Boards of Directors, employ any new senior executive officer or change the duties of any senior executive officer without providing 30 days advance written notice to the Office of Thrift Supervision; (3) Atlantic Coast Federal Corporation and Atlantic Coast Bank may not make any payment or enter into an agreement to make a payment, to an officer or employee that is contingent upon their termination of service, subject to certain exceptions; (4) prior written approval of the Office of Thrift Supervision must be obtained before the payment of any dividend or other capital distribution by Atlantic Coast Federal Corporation or Atlantic Coast Bank; (5) Atlantic Coast Federal Corporation and Atlantic Coast Bank may not enter into, renew or revise any contractual arrangement related to compensation or benefits with any director or officer unless they receive prior approval of the Office of Thrift Supervision; (6) Atlantic Coast Federal Corporation and Atlantic Coast Bank may not enter into any third party contracts outside of the normal course of business without providing 30 days advance written notice to the Office of Thrift Supervision and receiving a written notice of non-objection; (7) Atlantic Coast Federal Corporation and Atlantic Coast Bank are not eligible to have applications or notices processed by the Office of Thrift Supervision on an expedited basis, which would make executing future mergers and acquisitions more difficult; (8) Atlantic Coast Federal Corporation and Atlantic Coast Bank may not engage in transactions with any affiliate or subsidiary without providing 30 days advance written notice to the Office of Thrift Supervision and receiving a written notice of non-objection; and (9) Atlantic Coast Bank may not increase the level of brokered deposits, excluding interest credited, without the prior written approval of the Office of Thrift Supervision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     ATLANTIC COAST FEDERAL CORPORATION

Date:  November 10, 2010                                              By:  /s/ Robert J. Larison, Jr.
Robert J. Larison, Jr.
                                                                                           Chief Operating Officer
(Duly Authorized Representative)